                                                                      Exhibit 99

[LOGO] REPUBLIC NEW YORK CORPORATION
News Release
FOR IMMEDIATE RELEASE          PRESS CONTACT: MELISSA M. KRANTZ (212) 525-3800
NYSE SYMBOL:            RNB INVESTOR CONTACT: MICHAEL G. LEVINE (212) 525-8870
TO REQUEST RELEASE BY E-MAIL: maria.alba@rnb.com
PRESS RELEASES: http://www.rnb.com

                          REPUBLIC NEW YORK CORPORATION
                          REPORTS STRONG SECOND QUARTER

NEW YORK - JULY 21, 1999: Republic New York Corporation today reported net income for the second quarter of 1999 of $143.1 million, or earnings per common share of $1.33 basic and $1.31 diluted. This compares to net income of $118.8 million in the second quarter of 1998, or earnings per common share of $1.06 basic and $1.05 diluted and $114.1 million in the first quarter of 1999, or earnings per common share of $1.04 basic and $1.03 diluted, before $67.6 million of after-tax restructuring and one-time special charges. Net income in the first quarter of 1999, including the restructuring and one-time special charges, was $46.5 million, or 38 cents per common share, for both basic and diluted earnings per share. The return on average common equity for the second quarter of 1999 was 19.7 percent annualized, compared to 14.8 percent in the second quarter of last year.

For the six months ended June 30, 1999, net income was $189.6 million, including $67.6 million of after-tax restructuring and one-time special charges, compared to $236.3 million in 1998. Diluted earnings per common share were $1.69 for the six-month period in 1999, compared to $2.08 in 1998.

Dov C. Schlein, chairman and chief executive officer, said, "The second quarter's strong performance further demonstrates the validity of our business strategy to grow our core private banking and special niche businesses. While we grow these businesses, at the same time, we anticipate achieving additional savings from our control of operational overhead expenses.

Our people remained focused during the quarter, while working on merger activities and integration plans for the proposed acquisition of Republic by HSBC Holdings plc," Mr. Schlein continued.

As previously announced on May 10, 1999 the corporation entered into a definitive agreement providing for the acquisition of the corporation by HSBC Holdings plc. HSBC is one of the largest banking and financial service organizations in the world, with a network of more than 5,000 offices in 79 countries and territories. Pursuant to the agreement, each share of the corporation's common stock would be converted to $72 in cash. The transaction, which is subject to shareholder and regulatory approvals, is expected to close in the fourth quarter of 1999.

In addition, HSBC has offered $72 per share for the outstanding shares of common stock of Safra Republic Holdings S.A. (SRH), owned by shareholders other than Republic.

"As Republic and HSBC proceed to review our businesses and operations together, I am confident about the success of the integration of Republic and HSBC. The combination of our companies and our businesses throughout the world will surely result in one of the premier international financial services organizations," Mr. Schlein concluded.

Highlights of the quarter include:

     Net interest rate differential increased to 2.60 percent in the second quarter of 1999, compared to 2.30 percent in the second quarter of 1998 and
     2.52 percent in the first quarter of 1999. Net interest income for the second quarter of 1999 was $271.2 million, compared to $268.4 million in the second quarter of 1998 and $257.3 million in the first quarter of 1999.

     The corporation realized a gain in the second quarter of 1999 of $69.8 million, pre-tax, relating to Republic's investment in the Canary Wharf Group and the completion of the Canary Wharf initial public offering.

     The board of directors declared dividends of 26 cents per common share,
     30.5775 cents per depositary share on the adjustable rate cumulative preferred stock, 45.3125 cents per share on the $1.8125 cumulative preferred stock and 71.4375 cents per share on the $2.8575 cumulative preferred stock. All dividends are payable October 1, 1999 to stockholders of record on September 15, 1999.

     Equity in the earnings of SRH was $41.9 million in the second quarter of 1999, compared to $36.8 million in the second quarter of 1998 and $30.5 million in the first quarter of 1999.

     The total of the corporation's and SRH's private client account assets, both on- and off-balance-sheet, were $59.2 billion at June 30, 1999, compared to $56.5 billion at March 31, 1999 and $55.6 billion at December 31, 1998.

     Republic successfully introduced WebloanSM, a innovative new internet-based system that allows its mortgage brokers, sales executives and retail outlets to prequalify quickly a prospect for a mortgage loan from the point of sale, significantly reducing loan origination time.

NET INTEREST INCOME

The net interest rate differential rose to 2.60 percent in the second quarter of 1999, compared to 2.30 percent in the second quarter of 1998 and 2.52 percent in first quarter of 1999. The increase in the net interest rate differential in the second quarter from the year ago period reflected reductions of higher cost short-term liabilities and a corresponding decline in interest-bearing deposits with banks, investment securities, and federal funds. Average interest-earning assets were $42.7 billion in the second quarter of 1999, compared to $48.0 billion in the second quarter of 1998 and $42.5 billion in the first quarter of 1999.

Net interest income on a fully taxable equivalent basis was $277.3 million in the second quarter of 1999, compared to $275.1 million in the second quarter of 1998 and $263.6 million in the first quarter of 1999. In the second quarter of 1999, $3.0 million of past-due interest was received on previously written down Russian obligations and $5.2 million of mortgage prepayment penalty income was recorded. The second quarter of 1998 reflected $8.9 million of additional earnings on the repayment of an international loan. The first quarter of 1999 reflected the receipt of $3.1 million of past-due interest on previously written down Russian obligations. Premium amortization attributable to prepayments on mortgage-backed securities was $17.2 million in the second quarter of 1999, compared to $25.7 million in the second quarter of 1998 and $22.6 million in the first quarter of 1999.

The net interest rate differential rose to 2.56 percent for the first six months of 1999, compared to 2.33 percent for the corresponding period of 1998. Net interest income on a fully taxable equivalent basis was $541.0 million for the first six months of 1999, compared to $543.3 million in the corresponding period of 1998. Average interest-earning assets declined to $42.6 billion for the first six months of 1999, compared to $47.0 billion for the corresponding period of 1998, due to a reduction in higher cost short-term liabilities which had been invested in interest-bearing deposits with banks, investment securities, and federal funds.

PROVISION FOR TRADING AND CREDIT LOSSES

The corporation's aggregate allowance for credit losses, which is presented in the table below, is available to absorb all credit losses:

                                                       1999                   1998
                                              -----------------------       --------
                                              2ND QTR        1ST QTR         2ND QTR
(In thousands)
Provision for trading and credit losses       $  4,000       $  8,000       $  4,000
                                              ========       ========       ========
Net charge-offs                               $  4,615       $  4,076       $  3,940
                                              ========       ========       ========

Aggregate allowance for credit losses:
Credit losses                                 $290,669       $292,125       $326,776
Trading accounts                                17,485         17,516         14,857
Off balance-sheet credit commitments             7,216          6,718         10,000
                                              --------       --------       --------
                                              $315,370       $316,359       $351,633
                                              ========       ========       ========


The aggregate provisions in the second quarters of 1999 and 1998 were related to credit losses. The first quarter's 1999 aggregate provision consisted of $4.0 million related to credit losses and $4.0 million related to trading credit losses.

The following table presents non-accrual loans and other non-performing assets at periods ended:

                                                1999                  1998
                                         ---------------------       -------
                                         JUNE 30      MARCH 31       JUNE 30
(In thousands)

Non-accrual loans                        $57,994       $86,589       $80,705
Other assets and real estate owned        10,785         7,374         9,000
                                         -------       -------       -------
Total non-performing assets              $68,779       $93,963       $89,705
                                         =======       =======       =======

The corporation's Latin American exposure consists primarily of sovereign securities. The mark-to-market value of these securities is fully reflected, after tax benefit, as an adjustment to stockholders' equity through accumulated other comprehensive income.

The following table presents information on the corporation's estimated cross-border exposure to Latin American countries at June 30, 1999:

                             NET          FASB 115           NET OUTSTANDINGS
                         CROSS-BORDER    PRE-TAX MARKET        LESS FASB 115
($ millions)             OUTSTANDINGS*  VALUE ADJUSTMENTS       ADJUSTMENTS
                         -------------  -----------------     ---------------
Brazil**                   $445              ($66)                  $379
Mexico                      264               ( 7)                   257
Argentina                   233               (22)                   211
Venezuela                    93               (13)                    80
Chile                        67                 1                     68

* Net cross-border outstandings include foreign office local country claims on local residents less local country liabilities.

** Net outstandings exclude $636 million of sovereign risk assets, before the FASB 115 appreciation adjustment of $3 million, funded with U.S. dollars where the providers of funds agree that, in the event their claims cannot be repaid in the designated currency due to sovereign default or currency exchange restrictions in a given country, they will wait to receive the non-local currency until such time as such default is cured or the currency restrictions removed or such currency becomes available in the local market; under limited circumstances, the providers may receive either local currency or local market debt instruments. Also excluded is net exposure of approximately $150 million, which represented the corporation's share of SRH's net exposure.

OTHER OPERATING INCOME

Total other operating income in the second quarter of 1999 was $205.3 million including a gain on a real estate investment of $69.8 million discussed below, compared to $144.3 million in the second quarter of 1998 and $154.5 million in the first quarter of 1999.

Total trading revenue, including associated net interest income which is reported as net interest income, was $56.5 million in the second quarter of 1999, compared to $63.7 million in the second quarter of 1998 and $90.0 million in the first quarter of 1999. The second quarter to second quarter change reflected increased trading account profits and commissions offset by declines in precious metals and foreign exchange trading income. For the six-month period of 1999, such revenue amounted to $146.5 million, compared to $129.6 million for the six-month period of 1998.

The items of net interest income (expense) in the following table represent the net interest earned or paid on instruments held for trading, as well as an allocation by management to reflect the funding benefit or cost associated with the trading positions.

                                                           2ND QTR                          6 MONTHS
                                                  --------------------------        --------------------------
                                                     1999             1998             1999             1998
(In thousands)
 Income from precious metals:
        Trading revenue (loss)                    $  (2,239)       $     254        $   2,054        $   3,620
        Net interest income                          15,096           16,516           30,552           35,438
                                                  ---------        ---------        ---------        ---------
        Total                                        12,857           16,770           32,606           39,058
                                                  ---------        ---------        ---------        ---------

Foreign exchange trading income:
        Trading revenue                              28,586           41,979           91,268           72,222
        Net interest expense                         (1,268)          (2,213)          (2,507)          (2,831)
                                                  ---------        ---------        ---------        ---------
        Total                                        27,318           39,766           88,761           69,391
                                                  ---------        ---------        ---------        ---------

Trading account profits and commissions:
        Trading revenue                              11,078            1,230           20,406            7,759
        Net interest income                           5,282            5,903            8,767           13,422
                                                  ---------        ---------        ---------        ---------
        Total                                        16,360            7,133           29,173           21,181
                                                  ---------        ---------        ---------        ---------

Provision for trading credit losses                      --               --            4,000               --
                                                  ---------        ---------        ---------        ---------

Total:
        Trading revenue                              37,425           43,463          109,728           83,601
        Net interest income                          19,110           20,206           36,812           46,029
                                                  ---------        ---------        ---------        ---------
        Total                                     $  56,535        $  63,669        $ 146,540        $ 129,630
                                                  =========        =========        =========        =========


Net investment securities gains were $11.0 million in the second quarter of 1999, compared to net gains of $12.4 million in the second quarter of 1998 and $6.3 million in the first quarter of 1999. The net gains in the second quarter of 1999 were realized from the repayment and sales of Russian securities. The gains in the first quarter of 1999 were primarily from sales of Brazilian securities and restructured Russian securities.

Commission income consists primarily of securities brokerage commissions, fees for the issuance of bankers acceptances and letters of credit and retail services. Such income was $24.6 million in the second quarter of 1999, compared to $24.2 million in the second quarter of 1998 and $25.8 million in the first quarter of 1999.

Equity in the earnings of SRH was $41.9 million in the second quarter of 1999, compared to $36.8 million in the second quarter of 1998 and $30.5 million in the first quarter of 1999. The second quarter to second quarter increase reflects a $34.8 million pre-tax gain related to SRH's investment in the Canary Wharf Group and the completion of its initial public offering in April 1999. The effect of the gain was partially offset by $4.0 million of merger related expenses and $4.5 million for professional fees and employee benefits. Client account assets at SRH, both on- and off-balance sheet, were $33.9 billion at June 30, 1999 compared to $32.1 billion at June 30, 1998 and $32.7 billion at March 31, 1999.

Other income was $90.1 million in the second quarter of 1999, which includes the $69.8 million gain relating to an investment in the Canary Wharf Group and the completion of its initial public offering. Other income was $27.6 million in the second quarter of 1998 and $19.8 million in the first quarter of 1999. The consumer financial services group and the private banking group generate fee income through service charges to clients for deposit accounts and trust and securities activities. Other income included revenues of $17.0 million from these activities in the second quarter of 1999, compared to $16.4 million in the second quarter of 1998 and $16.4 million in the first quarter of 1999. Other income in the second quarter of 1998 included a gain of $4.4 million related to sales of real estate.

OTHER OPERATING EXPENSES

Total operating expenses were $251.4 million in the second quarter of 1999, excluding merger related executive pension and incentive accruals and certain other merger related expenses of $20.3 million further discussed below. Total operating expenses in the second quarter of 1998 were $243.4 million and $248.8 million in the first quarter of 1999, excluding restructuring and one-time special charges of $104.0 million. Included in total operating expenses were Year 2000 expenses of $3.5 million in the second quarter of 1999, $8.6 million in the second quarter of 1998 and $4.7 million in the first quarter of 1999.

Salaries and employee benefits were $141.1 million in the second quarter of 1999, excluding the charge of $16.5 million related to the implementation of a Supplemental Executive Retirement Plan to retain the services of certain executive officers. Salaries and employee benefits were $133.8 million in the second quarter of 1998 and $139.7 million in the first quarter of 1999 excluding $5.8 million related to the one-time charge. The second quarter to second quarter increase was due to higher levels of incentive compensation accruals.

Occupancy expense was $17.8 million in the second quarter of 1999, compared to $18.1 million in the second quarter of 1998 and $18.9 million in the first quarter of 1999 that included $0.6 million related to the one-time charge.

The restructuring and one-time special charges of $104 million in the first quarter of 1999 consisted of a previously announced $97 million pre-tax restructuring charge, resulting from the corporation's lines-of-business review and its plan to grow its core private banking and special niche businesses, and a $7 million one-time charge primarily related to the termination of selected employee benefits programs. The $97 million restructuring charge is related to workforce reductions, branch consolidations, outsourcing certain data processing functions and related network and communication operations and the decision to exit certain activities. All employees affected by the restructuring have been notified. The migration of the corporation's data centers has been delayed at the recommendation of the outsourcer due to telecommunication constraints and will not occur until 2000. To date, approximately $43 million of the $97 million restructuring charge has been expended.

All other expenses were $92.5 million in the second quarter of 1999, excluding $3.8 million of merger related professional fees, $91.5 million in the second quarter of 1998 and $90.9 million in the first quarter of 1999, excluding $0.6 million related to the one-time charge. Excluding Year 2000 expenses and the special items noted above, all other expenses were $89.0 million in the second quarter of 1999, $83.9 million in the second quarter of 1998 and $86.2 million in the first quarter of 1999.

The corporation is on target for the timely completion of all of its Year 2000 Project efforts.

Amortization of goodwill and other intangible assets was $6.8 million in the second and first quarters of 1999 and $6.7 million in the second quarter of 1998.

INCOME TAXES

Income taxes were $57.7 million in the second quarter of 1999, compared to $46.4 million in the second quarter of 1998 and $8.4 million in the first quarter of 1999. The effective book income tax rate was 28.7 percent in the second quarter of 1999, compared to 28.1 percent in the second quarter of 1998 and 15.3 percent in the first quarter of 1999.

CAPITAL

The following table presents return on average common stockholders' equity
(ROAE) and return on average total assets (ROAA), based on net income applicable to common stock - diluted:

                               2ND QTR               6 MONTHS
                          -----------------     ------------------
                            1999     1998         1999      1998
ROAE                       19.67%   14.77%       13.30%    14.96%
ROAA                        1.15%    0.80%        0.75%     0.80%

The book value of the corporation's common stock was $26.87 per share at June 30, 1999.

At June 30, 1999, the corporation's total intangibles were $312 million, of which $212 million was goodwill.

The following table presents capital ratios at periods ending:

                                             1999
                                    ----------------------
                                      JUNE 30    MARCH 31
Common stockholders'
  equity/assets                        5.41%       5.35%
Leverage                               6.70% *     6.56%
Tier 1 "core"                         13.35% *    13.55%
Total capital                         21.70% *    22.26%


*Estimated

The corporation's leverage ratio (Tier 1 capital to quarterly average assets) and its risk-based capital ratios (Tier 1 and total qualifying capital to risk-weighted assets) include the assets and capital of SRH on a consolidated basis in accordance with the requirements of the Federal Reserve Board (the "FRB") specifically applied to the corporation. These ratios do not reflect the effect on stockholders' equity related to the FASB 115 valuation of the corporation's portfolio of securities available for sale which is included in accumulated other comprehensive loss, net of taxes.

                                       ###

In connection with the information relating to the Year 2000 and the anticipated savings from the line-of-business review, this press release contains statements that constitute forward-looking statements and are subject to certain risks and uncertainties that could cause the actual facts to differ materially from those contained in this press release. With respect to the Year 2000, uncertainties could include unanticipated events relating to work on the developments or modifications to computer systems and to software, including work performed by suppliers or vendors to the corporation, and the satisfactory resolution of such events may be beyond the corporation's control in responding to such events. With respect to the contemplated savings in operating expenses, the actual results may differ due to, among other things, the fact that the expected cost savings may not be fully realized or realized within the expected time frame, competitive pressures among depository or other financial institutions may increase significantly, regulatory changes not presently proposed may be enacted and technological changes may be more difficult to accomplish or expensive than anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only to the date of this report.

                          REPUBLIC NEW YORK CORPORATION
                      CONSOLIDATED STATEMENTS OF CONDITION
                             (Dollars in thousands)

                                                                  June 30,
                                                      --------------------------------
                                                          1999                1998
                                                      ------------        ------------
ASSETS
Cash and due from banks                               $    901,766        $  1,066,843
Interest-bearing deposits with banks                     5,654,600           8,626,903
Precious metals                                            785,048             782,266

Securities held to maturity                              5,589,260           7,979,192
Securities available for sale                           16,546,090          16,788,744
                                                      ------------        ------------
           Total investment securities                  22,135,350          24,767,936

Trading account assets                                   2,966,059           4,242,167
Federal funds sold and securities purchased
  under resale agreements                                1,495,985           2,218,397
Loans, net of unearned income                           14,193,813          13,816,426
Allowance for credit losses                               (290,669)           (326,776)
Customers' liability on acceptances                         44,128              72,187
Accounts receivable and accrued interest                   998,684           2,538,509
Investment in affiliate                                    821,093             838,274
Premises and equipment                                     430,170             467,964
Other assets                                             1,043,626             807,986
                                                      ------------        ------------
           Total assets                               $ 51,179,653        $ 59,919,082
                                                      ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits:
  In domestic offices                                 $  2,971,844        $  2,668,278
  In foreign offices                                       223,130             231,632
Interest-bearing deposits:
  In domestic offices                                   10,613,420          11,573,799
  In foreign offices                                    18,621,045          19,746,916
                                                      ------------        ------------
           Total deposits                               32,429,439          34,220,625

Trading account liabilities                              2,741,941           3,982,668
Short-term borrowings                                    6,525,422          10,214,634
Acceptances outstanding                                     45,391              72,794
Accounts payable and accrued expenses                      919,772           2,206,174
Due to factored clients                                    669,222             639,165
Other liabilities                                          156,222             213,307
Long-term debt                                           1,449,337           1,883,884
Subordinated long-term debt and perpetual
  capital notes                                          2,624,700           2,650,000
Company-obligated mandatorily redeemable
  Preferred securities of subsidiary trusts
  holding solely junior subordinated debt
  securities                                               350,000             350,000

Stockholders' equity:
Cumulative preferred stock, no par value
  7,501,250 shares outstanding in 1999 and 1998            500,000             500,000
Common stock, $5 par value 150,000,000 shares
  authorized; 104,798,914 shares issued
  in 1999 and 108,087,878 in 1998                          523,995             540,439
Surplus                                                    118,037             122,083
Retained earnings                                        2,496,221           2,428,203
Accumulated other comprehensive
  loss, net of taxes                                      (282,977)           (101,318)
Common stock in treasury, at cost
  1,788,706 shares in 1999 and 54,970 in 1998              (87,069)             (3,576)
                                                      ------------        ------------
Total stockholders' equity                               3,268,207           3,485,831
                                                      ------------        ------------
Total liabilities and stockholders' equity            $ 51,179,653        $ 59,919,082
                                                      ============        ============

                          REPUBLIC NEW YORK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                   Three Months Ended
                                                       ------------------------------------------
                                                        June 30,       March 31,         June 30,
                                                          1999            1999             1998
                                                       ---------       ---------        ---------
INTEREST INCOME:
Interest and fees on loans                             $ 261,695       $ 248,193        $ 289,354
Interest on deposits with banks                           32,663          42,268           77,785
Interest and dividends on investment securities:
   Taxable                                               343,185         345,990          386,210
   Exempt from federal income taxes                       17,994          18,515           20,030
Interest on trading account assets                        18,250          16,923           25,380
Interest on federal funds sold and securities
  purchased under resale agreements                       24,959          21,872           52,380
                                                       ---------       ---------        ---------
    Total interest income                                698,746         693,761          851,139
                                                       ---------       ---------        ---------
INTEREST EXPENSE:
Interest on deposits                                     286,304         295,186          368,459
Interest on short-term borrowings                         76,014          74,799          137,618
Interest on long-term debt                                65,208          66,477           76,708
                                                       ---------       ---------        ---------
    Total interest expense                               427,526         436,462          582,785
                                                       ---------       ---------        ---------
NET INTEREST INCOME                                      271,220         257,299          268,354
Provision for credit losses                                4,000           4,000            4,000
                                                       ---------       ---------        ---------
Net interest income after provision for
  credit losses                                          267,220         253,299          264,354
                                                       ---------       ---------        ---------
OTHER OPERATING INCOME:
Trading revenue                                           37,425          72,303           43,463
Investment securities transactions, net                   11,038           6,283           12,430
Revenue from loans sold or held for sale                     239            (157)            (161)
Commission income                                         24,647          25,785           24,210
Equity in earnings of affiliate                           41,887          30,516           36,780
Other income                                              90,062          19,751           27,594
                                                       ---------       ---------        ---------
    Total other operating income                         205,298         154,481          144,316
                                                       ---------       ---------        ---------
OTHER OPERATING EXPENSES:
Salaries and employee benefits                           157,554         145,545          133,818
Occupancy, net                                            17,810          18,850           18,115
Restructuring charge                                          --          97,000               --
Other expenses                                            96,309          91,454           91,453
                                                       ---------       ---------        ---------
    Total other operating expenses                       271,673         352,849          243,386
                                                       ---------       ---------        ---------
INCOME BEFORE INCOME TAXES                               200,845          54,931          165,284
Income taxes                                              57,719           8,429           46,447
                                                       ---------       ---------        ---------
NET INCOME                                             $ 143,126       $  46,502        $ 118,837
                                                       =========       =========        =========
NET INCOME APPLICABLE TO COMMON STOCK - DILUTED        $ 136,669       $  40,111        $ 111,852
                                                       =========       =========        =========
Net income per common share:
    Basic                                              $    1.33       $    0.38        $    1.06
    Diluted                                                 1.31            0.38             1.05
Average common shares outstanding:
    Basic                                                102,541         103,335          104,691
    Diluted                                              104,086         105,041          106,652

                          REPUBLIC NEW YORK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                Six Months Ended
                                                                     June 30,
                                                            ---------------------------
                                                               1999             1998
                                                            ----------       ----------
INTEREST INCOME:
Interest and fees on loans                                  $  509,888       $  548,894
Interest on deposits with banks                                 74,931          146,310
Interest and dividends on investment securities:
  Taxable                                                      689,175          785,322
  Exempt from federal income taxes                              36,509           42,816
Interest on trading account assets                              35,173           44,147
Interest on federal funds sold and securities
  purchased under resale agreements                             46,831           91,697
                                                            ----------       ----------
   Total interest income                                     1,392,507        1,659,186
                                                            ----------       ----------
INTEREST EXPENSE:
Interest on deposits                                           581,490          749,258
Interest on short-term borrowings                              150,813          228,740
Interest on long-term debt                                     131,685          152,552
                                                            ----------       ----------
   Total interest expense                                      863,988        1,130,550
                                                            ----------       ----------

NET INTEREST INCOME                                            528,519          528,636
Provision for credit losses                                      8,000            8,000
                                                            ----------       ----------
Net interest income after provision for credit losses          520,519          520,636
                                                            ----------       ----------
OTHER OPERATING INCOME:
Trading revenue                                                109,728           83,601
Investment securities transactions, net                         17,321            3,949
Revenue from loans sold or held for sale                            82            3,504
Commission income                                               50,432           48,168
Equity in earnings of affiliate                                 72,403           72,726
Other income                                                   109,813           54,964
                                                            ----------       ----------
   Total other operating income                                359,779          266,912
                                                            ----------       ----------
OTHER OPERATING EXPENSES:
Salaries and employee benefits                                 303,099          266,649
Occupancy, net                                                  36,660           37,007
Restructuring charge                                            97,000               --
Other expenses                                                 187,763          191,472
                                                            ----------       ----------
   Total other operating expenses                              624,522          495,128
                                                            ----------       ----------
INCOME BEFORE INCOME TAXES                                     255,776          292,420
Income taxes                                                    66,148           56,109
                                                            ----------       ----------
NET INCOME                                                  $  189,628       $  236,311
                                                            ==========       ==========
NET INCOME APPLICABLE TO COMMON STOCK - DILUTED             $  176,780       $  222,272
                                                            ==========       ==========
Net income per common share:
  Basic                                                     $     1.71       $     2.11
  Diluted                                                         1.69             2.08
Average common shares outstanding:
  Basic                                                        102,929          104,795
  Diluted                                                      104,564          106,694

                       REPUBLIC NATIONAL BANK OF NEW YORK
                      CONSOLIDATED STATEMENTS OF CONDITION
                             (Dollars in thousands)

                                                                    June 30,
                                                       --------------------------------
                                                           1999                1998
                                                       ------------        ------------
ASSETS
Cash and due from banks                                $    841,534        $  1,029,143
Interest-bearing deposits with banks                      5,511,168           8,603,188
Precious metals                                             784,107             781,083

Securities held to maturity                               5,277,866           7,604,532
Securities available for sale                            15,234,866          14,968,911
                                                       ------------        ------------
      Total investment securities                        20,512,732          22,573,443

Trading account assets                                    2,678,291           3,971,014
Federal funds sold and securities purchased
  under resale agreements                                 1,495,985           2,222,481
Loans, net of unearned income                            12,954,902          12,716,232
Allowance for credit losses                                (267,281)           (299,159)
Customers' liability on acceptances                          43,194              71,386
Accounts receivable and accrued interest                    920,912           1,192,608
Investment in affiliate                                     821,093             838,274
Premises and equipment                                      409,182             413,334
Other assets                                                797,468             636,172
                                                       ------------        ------------
      Total assets                                     $ 47,503,287        $ 54,749,199
                                                       ============        ============
LIABILITIES AND STOCKHOLDER'S EQUITY
Noninterest-bearing deposits:
  In domestic offices                                  $  2,852,636        $  2,574,534
  In foreign offices                                        224,840             232,832
Interest-bearing deposits:
  In domestic offices                                    10,371,445          11,348,164
  In foreign offices                                     18,891,053          20,108,507
                                                       ------------        ------------
      Total deposits                                     32,339,974          34,264,037

Trading account liabilities                               2,546,756           3,647,439
Short-term borrowings                                     6,072,717           9,270,099
Acceptances outstanding                                      43,274              71,888
Accounts payable and accrued expenses                       857,993           1,234,573
Other liabilities                                           127,596             174,265
Long-term debt                                            1,349,120           1,773,639
Subordinated long-term debt with parent                     950,000             950,000

Stockholder's equity:
  Common stock, $100 par value 4,800,000 shares
    authorized; 4,000,000 shares outstanding                400,000             400,000
  Surplus                                                 1,634,540           1,637,092
  Retained earnings                                       1,416,553           1,414,482
  Accumulated other comprehensive
    loss, net of taxes                                     (235,236)            (88,315)
                                                       ------------        ------------
      Total stockholder's equity                          3,215,857           3,363,259
                                                       ------------        ------------
      Total liabilities and stockholder's equity       $ 47,503,287        $ 54,749,199
                                                       ============        ============

REPUBLIC NEW YORK CORPORATION
AVERAGE BALANCES, NET INTEREST DIFFERENTIAL,
AVERAGE RATES EARNED AND PAID
(FULLY TAXABLE EQUIVALENT BASIS)
(DOLLARS IN THOUSANDS)

                                                                                             QUARTER ENDED
                                                 -------------------------------------------------------------------
                                                         JUNE 30, 1999                       MARCH 31, 1999
                                                 -------------------------------------------------------------------
                                                                        AVERAGE                             AVERAGE
                                                              INTEREST   RATES                 INTEREST      RATES
                                                   AVERAGE     INCOME/   EARNED/    AVERAGE     INCOME/      EARNED/
                                                   BALANCE     EXPENSE    PAID      BALANCE     EXPENSE       PAID
                                                 -------------------------------------------------------------------
Interest-earning assets:
Interest-bearing deposits with banks             $ 2,894,968   $ 32,663   4.53%   $ 2,975,242   $ 42,268     5.76%
Investment securities:(1)
  Taxable                                         20,996,437    343,185   6.56     21,515,126    345,990     6.52
  Exempt from federal income taxes                 1,330,929     24,105   7.26      1,333,174     24,837     7.56
                                                  ----------    -------            ----------    -------
   Total investment securities                    22,327,366    367,290   6.60     22,848,300    370,827     6.58
  Trading account assets(2)                        1,241,788     18,250   5.89      1,236,677     16,923     5.55
  Federal funds sold and securities
   purchased under resale agreements               2,057,333     24,959   4.87      1,840,354     21,872     4.82
  Loans, net of unearned income:
   Domestic offices                               10,461,297    189,887   7.28     10,043,053    184,404     7.45
   Foreign offices                                 3,755,721     71,808   7.67      3,548,183     63,789     7.29
                                                  ----------    -------            ----------    -------
    Total loans, net of unearned income           14,217,018    261,695   7.38     13,591,236    248,193     7.41
                                                  ----------    -------            ----------    -------
    Total interest-earning assets                 42,738,473   $704,857   6.61%    42,491,809   $700,083     6.68%
                                                               ========   ====                   =======     ====
Cash and due from banks                              918,170                          945,447
Other assets                                       3,898,983                        4,468,688
                                                 -----------                      -----------
    Total assets                                 $47,555,626                      $47,905,944
                                                 ===========                      ===========

Interest-bearing funds:
  Consumer and other time deposits               $ 9,982,356   $ 80,164   3.22%   $10,100,760   $ 82,282     3.30%
  Certificates of deposit                            654,344      6,564   4.02        768,005      8,297     4.38
  Deposits in foreign offices                     15,858,709    199,576   5.05     15,905,021    204,607     5.22
                                                  ----------    -------            ----------    -------
    Total interest-bearing deposits               26,495,409    286,304   4.33     26,773,786    295,186     4.47
  Trading account liabilities(2)                     318,465        594   0.75        383,313        895     0.95
  Short-term borrowings                            6,596,960     75,420   4.59      6,405,131     73,904     4.68
  Total long-term debt                             4,345,990     65,208   6.02      4,463,837     66,477     6.04
                                                  ----------    -------            ----------    -------
    Total interest-bearing funds                  37,756,824   $427,526   4.54%    38,026,067   $436,462     4.65%
                                                               ========   ====                  ========     ====
Noninterest-bearing deposits:
  In domestic offices                              2,918,842                        2,843,470
  In foreign offices                                 204,607                          229,898
Other liabilities                                  3,388,111                        3,732,909
Stockholders' equity:
  Preferred stock                                    500,000                          500,000
  Common stockholders' equity                      2,787,242                        2,573,600
                                                 -----------                      -----------
    Total stockholders' equity                     3,287,242                        3,073,600
                                                 -----------                      -----------
    Total liabilities and stockholders' equity   $47,555,626                      $47,905,944
                                                 ===========                      ===========


Interest income/earning assets                                 $704,857   6.61%                 $700,083     6.68%
Interest expense/earning assets                                 427,526   4.01                   436,462     4.16
                                                               --------   ----                  --------     ----
Net interest differential                                      $277,331   2.60%                 $263,621     2.52%
                                                               ========   ====                  ========     ====

                                                           QUARTER ENDED
                                                 ----------------------------------
                                                           JUNE 30, 1998
                                                 ----------------------------------
                                                                           AVERAGE
                                                              INTEREST      RATES
                                                  AVERAGE      INCOME/      EARNED/
                                                  BALANCE      EXPENSE       PAID
                                                 ----------------------------------
Interest-earning assets:
Interest-bearing deposits with banks             $ 4,900,070   $ 77,785     6.37%
Investment securities:(1)
  Taxable                                         23,061,629    386,210     6.72
  Exempt from federal income taxes                 1,359,317     26,791     7.91
                                                  ----------    -------
   Total investment securities                    24,420,946    413,001     6.78
  Trading account assets(2)                        1,256,439     25,380     8.10
  Federal funds sold and securities
   purchased under resale agreements               3,789,488     52,380     5.54
  Loans, net of unearned income:
   Domestic offices                                9,683,560    200,490     8.30
   Foreign offices                                 3,989,617     88,864     8.93
                                                  ----------    -------
    Total loans, net of unearned income           13,673,177    289,354     8.49
                                                  ----------    -------
    Total interest-earning assets                 48,040,120   $857,900     7.16%
                                                               ========     ====
Cash and due from banks                              896,245
Other assets                                       7,493,606
                                                 -----------
    Total assets                                 $56,429,971
                                                 ===========

Interest-bearing funds:
  Consumer and other time deposits               $10,507,775   $ 99,927     3.81%
  Certificates of deposit                          1,281,931     16,293     5.10
  Deposits in foreign offices                     17,211,301    252,239     5.88
                                                  ----------    -------
    Total interest-bearing deposits               29,001,007    368,459     5.10
  Trading account liabilities(2)                     408,373      5,918     5.81
  Short-term borrowings                           10,114,149    131,700     5.22
  Total long-term debt                             4,764,732     76,708     6.46
                                                  ----------    -------     ----
    Total interest-bearing funds                  44,288,261   $582,785     5.28%
                                                               ========     ====
Noninterest-bearing deposits:
  In domestic offices                              2,613,450
  In foreign offices                                 246,061
Other liabilities                                  5,745,263
Stockholders' equity:
  Preferred stock                                    500,000
  Common stockholders' equity                      3,036,936
                                              --------------
   Total stockholders' equity                      3,536,936
                                              --------------
   Total liabilities and stockholders' equity $   56,429,971
                                              ==============


Interest income/earning assets                                 $857,900     7.16%
Interest expense/earning assets                                 582,785     4.86
                                                               --------     ----
Net interest differential                                      $275,115     2.30%
                                                               ========     ====

(1) Based on amortized or historic cost with the mark-to-market adjustment on securities available for sale included in other assets.

(2) Excludes noninterest-bearing balances, which are included in other assets or other liabilities, respectively.

REPUBLIC NEW YORK CORPORATION
AVERAGE BALANCES, NET INTEREST DIFFERENTIAL,
AVERAGE RATES EARNED AND PAID
(FULLY TAXABLE EQUIVALENT BASIS)
(DOLLARS IN THOUSANDS)

                                                                       6 MONTHS ENDED JUNE 30,
                                            --------------------------------------------------------------------------------
                                                            1999                                       1998
                                            --------------------------------------      ------------------------------------
                                                                          AVERAGE                                   AVERAGE
                                                             INTEREST      RATES                         INTEREST    RATES
                                             AVERAGE         INCOME/       EARNED/      AVERAGE          INCOME/     EARNED/
                                             BALANCE         EXPENSE        PAID        BALANCE          EXPENSE      PAID
                                            ----------       --------      ------       ----------      ---------    -------
Interest-earning assets:
  Interest-bearing deposits with banks      $2,934,883        $74,931       5.15%       $4,552,310       $146,310      6.48%
  Investment securities:(1)
   Taxable                                  21,254,349        689,175       6.54        23,217,833        785,322      6.82
   Exempt from federal income taxes          1,332,045         48,942       7.41         1,457,550         57,522      7.96
                                            ----------      ---------                  -----------       --------
     Total investment securities            22,586,394        738,117       6.59        24,675,383        842,844      6.89
  Trading account assets(2)                  1,239,247         35,173       5.72         1,133,182         44,147      7.86
  Federal funds sold and securities
   purchased under resale agreements         1,949,443         46,831       4.84         3,328,292         91,697      5.56
  Loans, net of unearned income:
    Domestic offices                        10,253,328        374,291       7.36         9,286,899        383,880      8.34
    Foreign offices                          3,652,525        135,597       7.49         3,975,497        165,014      8.37
                                           -----------      ---------                  -----------      ---------
     Total loans, net of unearned income    13,905,853        509,888       7.39        13,262,396        548,894      8.35
                                           -----------      ---------                  -----------     ----------
     Total interest-earning assets          42,615,820     $1,404,940       6.65%       46,951,563     $1,673,892      7.19%
                                                           ==========       ====                       ==========      ====

Cash and due from banks                        931,733                                     847,726
Other assets                                 4,182,264                                   7,883,968
                                           -----------                                 -----------
     Total assets                          $47,729,817                                 $55,683,257
                                           ===========                                 ===========

Interest-bearing funds:
  Consumer and other time deposits         $10,041,231       $162,446       3.26%      $10,532,463       $203,623      3.90%
  Certificates of deposit                      710,861         14,861       4.22         1,410,929         35,926      5.13
  Deposits in foreign offices               15,881,737        404,183       5.13        17,546,361        509,709      5.86
                                           -----------       --------                  -----------      ---------
     Total interest-bearing deposits        26,633,829        581,490       4.40        29,489,753        749,258      5.12
Trading account liabilities(2)                 350,710          1,489       0.86           394,711          8,850      4.52
Short-term borrowings                        6,501,575        149,324       4.63         8,469,768        219,890      5.24
Total long-term debt                         4,404,588        131,685       6.03         4,753,623        152,552      6.47
                                           -----------       --------                  -----------     ----------
     Total interest-bearing funds           37,890,702       $863,988       4.60%       43,107,855     $1,130,550      5.29%
                                                             ========       ====                       ==========      ====

Noninterest-bearing deposits:
  In domestic offices                        2,881,364                                   2,602,652
  In foreign offices                           217,183                                     257,654
Other liabilities                            3,559,557                                   6,219,883
Stockholders' equity:
  Preferred stock                              500,000                                     500,000
  Common stockholders' equity                2,681,011                                   2,995,213
                                           -----------                                 -----------
     Total stockholders' equity              3,181,011                                   3,495,213
                                           -----------                                 -----------
     Total liabilities
       and stockholders' equity            $47,729,817                                 $55,683,257
                                          ============                                 ===========

Interest income/earning assets                             $1,404,940       6.65%                     $ 1,673,892      7.19%
Interest expense/earning assets                               863,988       4.09                        1,130,550      4.86
                                                          -----------       ----                      -----------      ----
Net interest differential                                    $540,952       2.56%                     $   543,342      2.33%
                                                          ===========       ====                      ===========      ====

(1) Based on amortized or historic cost with the mark-to-market adjustment on securities available for sale included in other assets.

(2) Excludes noninterest-bearing balances, which are included in other assets or other liabilities, respectively.